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                                                                   Exhibit 10.25

                  AMENDED AND RESTATED AGREEMENT OF SUB-LEASE
                                   (PERNIS)


The undersigned

Shell Nederland Raffinaderij B.V., (formerly named Shell Nederland Raffinaderij N.V.) a company organised under the laws of the Netherlands, having its offices at 601 Vondelingenweg, 3196 KK Vondelingenplaat, Rotterdam (hereinafter referred to as "SNR"), of the one part,

and

Shell Epoxy Resins Nederland B.V., a company organised under the laws of the Netherlands, having its offices at 601 Vondelingenweg, 3196 KK Vondelingenplaat, Rotterdam (hereinafter referred to as "Newco"), of the other part,

(A) Whereas Shell Nederland Chemie B.V. ("SNC") and Newco have executed agreements regarding the contribution of the plants for the production of Resins and Versatics ("Plants");

(B) Whereas, SNC and Newco have executed an agreement for the provision by SNC of Services, Utilities, Materials and Facilities as amended by that certain First Amended and Restated Site Services, Utilities, Materials and Facilities Agreement dated the date hereof (the "SNC SUMF Agreement") and SNR and Newco have also executed an agreement for the provision by SNR of Services, Utilities, Materials and Facilities as amended by that certain First Amended and Restated Site Services, Utilities, Materials and Facilities Agreement dated the date hereof (the "SNR SUMF Agreement"). The SNC SUMF Agreement and the SNR SUMF Agreement are herein referred to as the "SUMF Agreements");

(C) Whereas SNR has leased its premises at 601 Vondelingenweg, Rotterdam, The Netherlands ("The Pernis Site") from the municipality of Rotterdam, which agreement is attached to this Agreement as Exhibit A ("Lease Agreement");

(D) Whereas, SNR and Newco have entered into an Agreement of Sub-Lease dated October 29, 1999 for a portion of the Pernis site (the "Original Sub-Lease");

(E) Whereas, SNR and Newco desire to amend and restate the Original Sub-Lease on the terms contained herein;

(F) Whereas in accordance with article 15 of the Lease Agreement the municipality of Rotterdam has approved the Sub-Lease of the Area (as hereinafter defined) which approval is evidenced by a document which is attached to this Agreement as Exhibit B.

Accordingly, the parties have agreed to the following Amended and Restated Sub-Lease (hereinafter referred to as "the Agreement" or "the Sub-Lease"):
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ARTICLE 1.   SUB-LEASE

1.1. SNR hereby grants and Newco hereby takes on by way of sublease two parcels of land. One parcel of land contains the Resins Plant and its related facilities (the "Resins Parcel") and the other parcel of land contains the Versatics Plant and its related facilities (the "Versatics Parcel") with both the Resins Parcel and the Versatics Parcel being described in Exhibit C hereto (hereinafter referred to collectively as the "Area"). The Area forms part of SNR's Pernis Site leased by SNR pursuant to the Lease Agreement from the municipality of Rotterdam. The Area shall exclusively be used to maintain and operate the Plants or replacement plants with related facilities for resins or versatics production. If Newco wishes to change the use of either Plant it shall first obtain the consent of SNR, which consent shall not be unreasonably withheld or delayed.

1.2. The rent to be paid by Newco to SNR shall be equal to the rent to be paid by SNR to the municipality of Rotterdam for the Area, (the "Rent").

ARTICLE 2. COMPLIANCE WITH LEASE AGREEMENT CONDITIONS

2.1. Newco shall be entitled to the same rights and subject to the same conditions with respect to use of the Area and conduct of operations thereon as are enjoyed by and required of SNR under the Lease Agreement.

2.2. SNR and Newco shall consult with each other in a timely manner with respect to such conditions and co-operate with each other to the extent necessary or useful to ensure compliance with the Lease Agreement. Notwithstanding SNR's audit right under 3.1 of Schedule 1, the Newco shall grant SNR access to the Area and facilities thereon for the purpose of assessing proper compliance by Newco with such conditions, subject, however, to reasonable notice and without interference by SNR in the business operations of Newco.

2.3. If SNR incurs costs or expenses in relation to a claim by a third party or incurs third party liability of any nature whatsoever arising out or connected with the performance by Newco of this Agreement then Newco shall indemnify SNR against such third party liability and costs and expenses relating thereto.


ARTICLE 3.  TERM AND TERMINATION

3.1. This Sub-Lease shall be effective as from 1 November, 2000 ("Effective Date"). The term of this Sub-Lease shall be for twenty (20) years from the Effective Date and Newco shall have the right to three (3) renewal terms of five (5) years each; provided, however, that if the term of either or both of the SUMF Agreements is extended, the term of the Sub-Lease shall be automatically extended for the same time period, but in no event shall the extension be for a period of time beyond June 30, 2044. In accordance with the Lease Agreement, SNR's current lease of the Pernis Site will expire on June 30, 2024. Pursuant to a Renewal Option dated April 9, 1986, SNR has the option to renew the Lease Agreement for a further period ending on June 30, 2044. SNR shall give Newco written notice at least six months prior to the expiration of SNR's option to extend the Lease Agreement to June 30, 2044. If Newco during such six-month notice period gives SNR notice that it is extending the Sub-Lease beyond the original term of the Lease (June 30, 2024) then SNR shall exercise its option to extend the Lease to June 30, 2044.

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3.2.   The Agreement can only be unilaterally terminated by SNR in the following cases:

3.2.1. If the Contract of lease between the municipality of Rotterdam and SNR in respect of the Area is unilaterally terminated by the former: the Agreement shall be terminated at the date on which the Lease Agreement terminates.

3.2.2. If the Lease Agreement is not extended by the municipality of Rotterdam after the date of its expiration: the Agreement shall be terminated at the date on which the Lease Agreement expires.

3.2.3 If Newco does not operate either Plant in accordance with generally accepted European industry standards, with the Shell Chemicals Limited HSE standards or with other standards as agreed between the Parties and with the requirements of Site permits (collectively being referred to as "SNR/Pernis Standards" and with any failure to comply referred to as a "Non-Compliant Act"), then SNR shall have the right to terminate this Agreement if such Non-Compliant Act is not ceased by Newco (x) within ten
       10) days (or such longer period as may be approved in writing by SNR, with such approval not to be unreasonably withheld if the total period is 20 or fewer days) or, (y) if the Non-Compliant Act is in relation to a standard adopted after the Effective Date and is not required by any relevant Government Authority, within sixty (60) days or (z) if the standard is required by a relevant Government Authority, within such period as is required by such authority, in each case after delivery of written notice to Newco specifically describing such Non-Compliant Act or acts and directing Newco to cease such non-compliance ("Non-Compliant Act Notice"); provided that in all events the maximum period for ceasing the Non-Compliant Act shall not exceed the period prescribed by any relevant Government Authority. If Newco has not ceased the Non-Compliant Act described in the Non-Compliant Act Notice within the period as above-determined, then SNR may terminate this Agreement by delivery of written notice to Newco ("Termination Notice"), with such termination being effective six months after delivery of the Termination Notice. From and after the delivery of any Termination Notice (including, if applicable, during any dispute by Newco as to the existence of any Non-Compliant Act) Newco shall cease and not continue the conduct giving rise to such Termination Notice. If, notwithstanding the delivery of any Termination Notice, Newco shall not cease the Non-Compliant Act or Acts, SNR may terminate this Agreement with ten (10) days notice or such other shorter period of notice as may be prescribed by any relevant Government Authority. SNR's right to terminate the Lease Agreement pursuant to this
       Article 3.2.3 is conditional upon the standards referred to above not being applied by SNR in a manner which discriminates against Newco's operations compared with other operations on the SNR Pernis Site, including operations conducted by SNR or an SNR Affiliate. If it is not possible to identify other operations on the SNR/Pernis Site that are subject to the SNR/Pernis Standards that are being applied to the operations of Newco, the enforcement of any such SNR/Pernis Standards shall be made by SNR in a manner having the least disruption or deleterious effect upon the operations of Newco that are reasonable under the circumstances. As of the Effective Date and for twelve months prior to that date, it is assumed each Plant was operated with no Non-Compliant Act.

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3.2.4. If a Bankruptcy Event occurs and is continuing in relation to Newco and
       Newco does not provide SNR with adequate assurance (such as a priority lien, advance payment or letter of credit) of continued payment of any undisputed amount of any sums owed by Newco under this Sub-Lease within thirty (30) days of the occurrence of the Bankruptcy Event;

3.2.5. If Newco without proper justification fails to pay any undisputed amount of any sums owed by Newco hereunder within three (3) months of the date when such payment became due, and such failure continues thereafter for a period of sixty (60) days after written notice from SNR.

3.2.6. If Newco, without SNR's consent (which consent shall not be unreasonably withheld), should put the Area to another use than that mentioned in
       Article 1.1.

3.3 Newco may, in addition to its other remedies, terminate this Sub-Lease in its entirety or with respect to a portion of the Area with no less than twelve (12) months' prior written notice:

      (a) following the decision by Newco to discontinue all its operations at the Plant and the Area, Newco may terminate the Sub-Lease in its entirety; or

      (b) following a decision by Newco to terminate the Versatics Plant production at the Site, Newco may terminate the Sub-Lease with respect to that portion of the Area on which Newco produces Versatics; or

      (c) following a decision by Newco to terminate the Resins Plant production at the Site, Newco may terminate the Sub-Lease with respect to that portion of the Area on which Newco produces Resins.

3.4. In case the Sub-Lease is terminated with respect to the Area, or is terminated with respect to either the Versatics Parcel or the Resins Parcel, Newco, at its cost, shall place at SNR's disposal the Area (or in the case of a termination of either the Versatics Parcel or the Resins Parcel, the respective parcel which is the subject of the termination) in its Original State reasonable wear and tear and changes made to the Original State by Newco in accordance with the terms of this Sub-Lease during the term of the Sub-Lease excepted or, at SNR's option, clear off the Area and remove all above-ground facilities and installations.

3.5. Unless SNR or Newco has exercised its option in Article 3.4 to the Area or with respect to either the Versatics Parcel or the Resins Parcel if the Area or the relevant Parcel is not placed at SNR's disposal in its Original State any reasonable expenses made by SNR to restore the Area or the relevant parcel to the Original State reasonable wear and tear and changes made to the Original State by Newco in accordance with the terms of this Sub-Lease during the term of the Sub-Lease excepted, shall be refunded by Newco on demand, in accordance with SNR's statement of the expenses.

ARTICLE 4  ORIGINAL STATE

4.1. The Area will be made available to Newco in its current physical condition as of the Effective Date (the "Original State"). By taking into use the Area, Newco indicates that the Area is in the Original State. Newco is obliged to keep the Area in such state and subject to Article 3.4 return it to SNR in its Original State, reasonable wear and tear and changes to the Original State by Newco during the term of the Sub-Lease excepted.

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ARTICLE 5  TAXES ETC.

5.1. All taxes, other impositions and costs arising out of the Lease Agreement due in respect of the Area and/or the Plants and not the balance of the Pernis Site shall be for Newco's account.

5.2. A fair proportion of all such rates, taxes, assessments, duties, charges, impositions and outgoings on the land, shall be divided on a pro rata basis based upon the valuation assessed by the governmental authority having jurisdiction or if no such valuation assessment has been made, based upon the respective square footage of the Area and SNR's Pernis Site. Newco shall have the right to withhold from payments to SNR that part of the amount of rates, taxes, assessments, duties, charges, impositions and outgoings which is disputed by Newco until such dispute is resolved pursuant to Article 14 hereof.


ARTICLE 6  RIGHTS OF WAY.

6.1. SNR, also acting on behalf of other third parties vested on the Pernis Site (including its contractors), will have the right of way ("recht van overpad") to the Area and is entitled to lay and maintain, at locations reasonably determined by Newco, pipes, cables etc. through the Area, always provided however that no substantial hindrance, interruption of operations and/or additional costs are caused for Newco.

6.2. SNR is entitled, subject to Newco's approval, such approval not to be unreasonably withheld, to build and maintain new shared facilities (such as flares, cooling water towers, etc.) or expand facilities existing on the Area always provided however that no substantial hindrance, interruption of operations and/or additional costs are caused for Newco and SNR will hold Newco harmless accordingly.

6.3. Newco will have the right of way to the Plants and SNR warrants Newco's right to have access thereto, subject to Newco adhering to the Pernis Site HSE Standards in exercising such right of way.

6.4. Newco and its contractors will have right of way to the Pernis Site and Newco is entitled to lay and maintain, at locations reasonably determined by SNR, pipes, cables etc., required for the operation of the Plants, through the Pernis Site always provided, however, that no substantial hindrance, interruption of operations and/or additional costs are caused for SNR (including the cost of measures necessary for the protection of the health of Newco's personnel, contractors or agents for the execution of earth works, which will be for Newco's account) and subject to Newco adhering to the Pernis Site HSE Standards in exercising such right of way and in laying and maintaining pipes and cables etc.


ARTICLE 7  EMERGENCIES.

7.1. SNR shall be entitled to enter the Area e.g., in case of an emergency such as a fire has broken out or an explosion has taken place on the Pernis Site, so as to be in a position to take any measures it thinks fit to take.


ARTICLE 8  PAYMENT TERMS

8.1. The amounts that Newco will have to pay to SNR in accordance with this Agreement shall be paid in advance on or before the first day of each calendar quarter. SNR will invoice Newco accordingly.

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     Invoices will be paid within 30 days after date of the invoice. The amounts will be increased with the applicable VAT. The parties will jointly opt for taxed rent (`belaste verhuur').


ARTICLE 9.  SOIL PROTECTION SERVICES AND ENVIRONMENTAL LIABILITIES

9.1. SNR agrees to provide and Newco agrees to accept the Soil Protection Services (as hereinafter defined) in accordance with the terms and conditions set out in Schedule 1 to this Agreement.

9.2. SNR and Newco agree that the obligations for clean up and environmental liability in relation to the Area shall be in accordance with the terms and conditions set out in Schedule 1 to this Agreement subject to the Environmental Agreement to the extent provided in Article 9.3.

9.3. Newco and SNR acknowledge that notwithstanding any provision to the contrary in this Lease, the provisions of Clause 10.3 of the Environmental Agreement between Shell Petroleum N.V. and Shell Epoxy Resins, Inc. for the Non-U.S. properties dated the date hereof (the "Environmental Agreement") shall apply as between any Seller Indemnified Party (as defined in the Environmental Agreement) and SER Indemnified Party (as defined in the Environmental Agreement) and any person to whom a transfer or assignment is made in accordance with Clause 11.1 of the Environmental Agreement. Any obligation or liability of any SER Indemnified Party or Seller Indemnified Party under this Agreement shall be without prejudice to the rights, if any, of the relevant party to claim Environmental Damages (as defined under the Environmental Agreement) under the Environmental Agreement. A copy of the Environmental Agreement is attached to this Agreement for reference at Exhibit E.


ARTICLE 10. RELINQUISHMENT.

10.1. Newco shall not, without SNR's prior approval, be permitted to relinquish all or part of the Area to any third party through leasing, submitting or allowing use thereof.


ARTICLE 11 - INTENTIONALLY LEFT BLANK

ARTICLE 12  ASSIGNMENT

12.1 Newco shall be entitled to assign this Sub-Lease to an Affiliate (as defined in the SUMF Agreements) or to a lender or lenders for security purposes so long as such lender is a bona fide financial institution with a business that includes lending money and has a net worth in excess of 100,000,000 US Dollars, without the prior written consent thereto of SNR (and such lender or lenders shall have the right [without such prior written consent] to further assign this Sub-Lease in connection with the exercise of their rights and remedies pursuant to such security agreements). Newco shall provide SNR with notice of such assignment promptly after any such assignment, but in any event within sixty (60) days of such assignment. Except as provided above in this Section, any other assignment of the Sub-Lease by Newco to a third party shall require the consent of SNR, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, in no event may this Sub-Lease be assigned or further assigned without the prior written consent of the municipality of Rotterdam. SNR stipulates by way of third party stipulation (in Dutch: "derdenbeding") for the benefit of a lender which is an assignee of Newco under this Lease, that, in the event of a default by Newco under the Lease, it shall accept any curative acts undertaken by or at the instigation of such lender as if they had been undertaken by Newco.

ARTICLE 13  NOTICES

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13.1. All notices, requests, waivers, demands, directions and other communications required or permitted to be given under this Agreement shall be in writing and in English. This provision shall not prevent communications relating to the operations of the Area and the Plants from being made in the language spoken in the jurisdiction in which the Area and the Plants are situated. Notices may be given in electronic form (including facsimile transmission and telex communications and e-mail) and shall be delivered personally, sent by facsimile transmission, or e-mail, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other Parties at their addresses set forth in the introductory paragraphs of this Agreement (or such other address for a Party as shall be specified by like notice from such Party to the other Party) and, in the case of Newco, to the attention of the Site Manager, with copies to:

            Shell Epoxy Resins, Inc.
            1600 Smith Street
            24/th/ Floor
            Houston, Texas 77002
            Attention: President
            Telecopy:  (713) 241-5333

            Shell Epoxy Resins Nederland B.V.
            PO Box 606
            3190 AN
            Hoogvliet, Rotterdam
            The Netherlands
            Attention: Wouter W. Jongepier

            Resin Acquisition LLC
            c/o Apollo Management IV, L.P.
            1301 Avenue of the Americas
            New York, New York 10019
            Attention: Scott Kleinman
            Telecopy:  (212) 515-3288

      All such notices and other communications shall be deemed to have been given and received, (i) in the case of personal delivery, delivery by facsimile transmission or e-mail, on the date of delivery, if delivered during business hours on a business day or, if not so delivered, the next succeeding business day (ii) in the case of delivery by nationally recognized overnight courier, on the second business day following dispatch and (iii) in the case of mailing, on the fifth business day following such mailing.

13.2 A Party may change its notice details on giving notice to the other Party of the change in accordance with this Article 13. That notice shall only be effective on the date falling three (3) clear business days after the notification has been received or such later date as may be specified in the notice. Any notice so delivered will comply with the terms of this
      Article 13.


ARTICLE 14  APPLICABLE LAW AND DISPUTE RESOLUTION.

14.1. This Agreement shall be governed by and construed in accordance with Netherlands law.

14.2. Any dispute arising out of or in connection with this Lease, including any question regarding the existence, validity or termination of this Lease, shall be exclusively processed

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      in accordance with this Article 14.

14.3. In the event of a dispute between the parties, the parties shall, within
      (10) days of a written request by either party to the other party, meet in good faith to resolve such dispute or differences.

14.4 Any dispute which cannot be resolved by the parties shall be submitted to the Joint Operating Committee to be established under the SNR SUMF Agreement which shall endeavor to amicably resolve the dispute. The parties shall provide the Joint Operating Committee with such information as it reasonably requires to enable it to determine the issues relevant to the dispute.

14.5 Any dispute which cannot be resolved by the Joint Operating Committee shall be submitted to the Steering Committee to be established under the SNR SUMF Agreement, which shall endeavor to amicably resolve the dispute. The parties shall provide the Steering Committee with such information as it reasonably requires to enable it to determine the issues relevant to the dispute.

14.6 Any dispute which cannot be resolved by the Steering Committee shall be submitted to mediation before a mediator selected by the Steering Committee. The parties shall bear their own costs for mediation and the cost of the mediator shall be borne equally.

14.7 If the parties are unable to select a mediator within fifteen (15) days or if the dispute is not resolved as a result of the mediation within sixty
      (60) days (or such other period as may be agreed by the parties), either party may submit the matter to arbitration for final, binding and exclusive settlement by three arbitrators in accordance with the UNCITRAL Arbitration Rules, with the President of the ICC Court of International Arbitration to act as the appointing authority, such arbitration to be held in Rotterdam, Netherlands. Any arbitration decision pursuant to this
      Article 14 shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction. Costs incurred by the parties in carrying on any arbitration proceeding hereunder (including reasonable attorneys' fees and arbitration fees) shall be borne by the non-prevailing party or apportioned by the arbitrator based on fault.

14.8 Pending resolution of any dispute between the parties, the parties shall continue to perform in good faith their respective obligations under this Sub-Lease based upon the last agreed performance demonstrated prior to the dispute.

14.9 Resolution of any dispute between the parties involving payment of money by one party to the other shall include payment of interest, if any, at the Interest Rate (as defined in the SNR SUMF Agreement) from the original due date of such amount.

14.10 Each party shall, in addition to all rights provided herein or provided by law, be entitled to the remedies of specific performance and injunction to enforce its rights hereunder.

14.11 The fact that the dispute resolution procedures specified in this Article 14 shall have been or may be invoked shall not excuse any party from performing its obligations under this Sub-Lease, and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

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ARTICLE 15  GENERAL.

15.1 This Agreement (together with its Exhibits) constitutes the entire agreement between the parties with reference to its subject matter and supersedes any agreements, contracts, representations and understandings (oral or written) made prior to or at the signing of this Agreement.

15.2 In the event that there is a discrepancy between the provisions of this Agreement and the provisions of the Exhibits then in respect of any particular Service the provisions of the Exhibit shall prevail.

15.3 No amendment, alteration, modification or waiver of any of the provisions of this Agreement or its Exhibits, or the rights or obligations of the parties shall be valid and effective unless it:

      a)  is agreed to and signed by each of the parties concerned; and

      b)  specifically refers to this Agreement.

15.4 The headings of Articles and sub-Articles are inserted for convenience only and shall not affect the meaning or operation of the Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by duly authorized representatives of each of the Parties as of the date first above written.


SHELL PETROLEUM N.V.

By: /s/ [ILLEGIBLE]
    ----------------------

Name:_____________________

Title:____________________





SHELL EPOXY RESINS, LLC


By: /s/ [ILLEGIBLE]
    ----------------------

Name:_____________________

Title:____________________

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